EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE

Definitions. All the words used in this Separation Agreement and Release (“Agreement”) have their plain meanings in ordinary English. Specific terms have the following meanings:

1.                  Words such as “I” and “me” include both me and anyone who has or obtains any legal rights or claims through me. My name is Josh Kornberg.

2.                  “Skyline” means Skyline Medical Inc., a Delaware corporation (f/k/a BioDrain Medical, Inc. and formerly a Minnesota corporation).

3.                  The “Company” means Skyline, and all and each of its past and present parents, affiliates, and subsidiaries; and all and each of the past and present officers, managers, governors, members, agents, directors, employees, shareholders, attorneys, committees, employee benefit plans, insurers, indemnitors, investors, successors and assigns of any and all of the foregoing entities.

Background.

1.                  My employment with Skyline ended on May 5, 2016 (the “Separation Date”) as a result of my voluntary resignation.

2.                  Skyline has paid me my salary and all other compensation due and owing to me through the Separation Date including but not limited to accrued, unused vacation pay.

3.                During my employment with Skyline, I was entrusted with certain confidential information, trade secrets, and the goodwill and relationships that Skyline had with certain of its clients and prospective clients.

4.                  Skyline and I entered into an Employment Agreement dated August 13, 2012 which was subsequently amended and superseded via another Employment Agreement dated March 14, 2013 (the 2013 version is referred to herein after as the “Employment Agreement”), and which has continued in effect until the Separation Date. The Employment Agreement contains valid and enforceable restrictions on my post-employment activities. I acknowledge and agree that the post-employment restrictions contained within the Employment Agreement are fully enforceable and survive the termination of my employment. Skyline and I acknowledge and agree that all of the Company’s obligations to me as outlined within the Employment Agreement have been fulfilled and are hereby extinguished.

5.                  I acknowledge and agree that during my employment with Skyline through the Separation Date: (a) I have been properly paid for all hours worked, (b) I have not suffered any work-related injury for which I have not already filed a claim, and (c) I have been properly provided any leaves of absence because of my own or a family member’s health condition.

6.                  I acknowledge and agree that I received this Agreement on May 11, 2016 and understand that I have 21 days from that date to decide whether to sign this Agreement. If I do not sign this Agreement within that timeframe, the offer contained within this Agreement will expire.

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NOW, THEREFORE, based on the above facts, which are incorporated by reference into the Agreement below, the parties agree as follows.

Skyline’s Obligations. In exchange for “My Obligations” (described below), Skyline agrees to provide me with the following benefits (“Skyline’s Obligations”) if I sign and date this Agreement, which includes my waiver and release of legal claims described below, and I do not exercise my right to rescind certain of my waivers as described in the “My Legal Rights” section below, all of which payments shall be subject to termination or recovery by the Company pursuant to Paragraph 12:

1.                  Severance Payments. As a benefit for my signing and not rescinding this Agreement, Skyline is willing to forgo its rights pursuant to Section 3(c) of the Employment Agreement, if any. Accordingly, Skyline will pay me the following in cash as severance pay less any required tax withholdings on such amounts and any other required tax withholdings on payments or awards that I have not yet paid:

a.                   $15,443.20 (gross) less any required tax withholdings in a lump sum on the first regular payday after 18 days have passed from the date on which Skyline receives this Agreement signed and dated by me. This gross amount is comprised of the following: (1) $22,916.67, which is the amount of my base salary for the month of May 2016, less (2) $3,087.42 previously paid to me by Skyline as base salary for the portion of May 2016 through the Separation Date and (3) less $4,386.05 for personal charges previously incurred by me on Skyline’s debit card;

b.                  $75,000 (gross) less any required tax withholdings in a lump sum on the first regular payday after 18 days have passed from the date on which Skyline receives this Agreement signed and dated by me;

c.                   An additional $75,000 (gross) less any required tax withholdings payable in 6 monthly installments of $12,500, due on the first regular payday of each month, starting in the month following the month in which the $75,000 payment described in subparagraph 1b. is due; and

d.                  An additional $450,000 (gross) less any required tax withholdings payable in 11 monthly installments of $40,909, due on the first regular payday of each month, starting in the month following the month in which the final $12,500 payment described in subparagraph 1c. is due.

e.                   Unless Skyline elects to issue the Additional Shares pursuant to Section 6, Skyline will pay to me the difference between $400,000 and the Award Value, as defined in Paragraph 3 (the difference is referred to as the “Additional Cash Amount”), less any required tax withholdings, payable in equal monthly installments of $40,909, due on the first regular payday of each month, starting in the month following the month in which the final $40,909 installment payment described in subparagraph 1d. is due, with the last such installment reduced to equal the remaining unpaid balance of the Additional Cash Amount, less any required tax withholdings.

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2.                  Insurance Coverage. Nothing in this Agreement is intended to limit or shall be interpreted to limit the application of Skyline’s directors and officers coverage policies or any other insurance coverage policies to me. Nothing in this Agreement is an affirmative promise or guarantee by Skyline to such coverage.

3.                  Restricted Stock Award. On the date that Skyline receives this Agreement signed and dated by me, Skyline will issue to me a restricted stock award (the “Award”) under the 2012 Stock Incentive Plan (the “Plan”). The Award will consist of 500,000 shares and will vest on the first regular payday after 18 days have passed from the date on which Skyline receives this Agreement signed and dated by me, provided that I have not revoked this Agreement. The value of the Award for purposes of this Agreement (the “Award Value”) will be the product of 500,000 shares of common stock and the volume-weighted average closing sale price per share of the common stock on the ten trading days prior to the date of the Award.

4.                  Tax Withholdings. I agree that Skyline will collect from me the amount of all required tax withholdings as a result of the granting and/or vesting of the Award by offset in the following amounts: 25% of such tax withholdings will be offset against the $75,000 (gross) payment under subparagraph 1.b., and an additional 25% of such tax withholdings will be offset against each of the first three $12,500 (gross) installment payments under subparagraph 1.c.

5.                  Registration of Restricted Stock Award; Limitations on Sales. Skyline represents that the shares of common stock issuable under the Award have been registered on a Form S-8 registration statement. Such shares of common stock will not be subject to a restrictive legend under the securities laws. After the vesting date of the Award, Skyline agrees that any stock certificates representing such shares will not bear any restrictive legend. Skyline and I acknowledge that my sales of Skyline common stock, including shares received under the Award, are subject to the volume limitations under Rule 144(e) under the Securities Act of 1933 through the date three months after the Separation Date, or August 5, 2016. In addition, I agree that from the date of this Agreement through the date four months after the vesting date of the Award, my sales of Skyline common stock in any week will be limited to two percent (2%) of the average weekly trading volume of Skyline common stock during the four calendar weeks prior to such week. For example, if the average weekly trading volume during the preceding four weeks is 15,000,000 shares, for that week I will be limited to make sales of 300,000 shares. I agree that, for each of the weeks (Monday through Sunday) subject to this restriction, I will provide to the Chief Financial Officer of Skyline a written report showing the number of shares I have sold during each week, to be delivered no later than Friday of the following week.

6.                  Issuance of Additional Shares. In lieu of the payments for the Additional Cash Amount described in subparagraph 1e., Skyline may at its option issue to me shares of common stock of Skyline (the “Additional Shares”) with an aggregate fair market equal to the Additional Cash Amount, based on the volume-weighted average closing sale price per share of the common stock on the ten trading days immediately prior to the date the Additional Shares are issued. In that event, Skyline will issue the Additional Shares on the first regular payday of the month following the month in which the final $40,909 payment described in subparagraph 1d. is due.

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7.                  Registration of Additional Shares. If Skyline issues the Additional Shares, Skyline will, (a) as expeditiously as reasonably possible, but in any event no later than ten (10) days after the date of issuance of the Additional Shares, file with the U.S. Securities and Exchange Commission and use reasonable efforts to cause to be declared effective, a registration statement relating to the Additional Shares, and (b) promptly take all such actions, at the Company’s reasonable expense, as may be reasonably requested by me in order to cause or facilitate the removal of any restrictions (including, without limitation, any legends) upon the sale of any of the Additional Shares.

8.                  Tax Withholdings. I agree to reimburse Skyline for the amount of all required tax withholdings as a result of the issuance of the Additional Shares in the following amounts at the following times: 25% of such tax withholdings within 10 days after the date the Additional Shares are issued, with the remaining 25% payable in equal monthly installments due on the dates one month, two months and three months after the date 10 days after the Additional Shares are issued.

9.                  Limitations on Sales. I agree that, for a six month period commencing on the date the Additional Shares are issued, my sales of Skyline common stock in any week will be limited to two percent (2%) of the average weekly trading volume of Skyline common stock during the four calendar weeks prior to such week. For example, if the average weekly trading volume during the preceding four weeks is 15,000,000 shares, for that week I will be limited to make sales of 300,000 shares. I agree that, for each of the weeks (Monday through Sunday) subject to this restriction, I will provide to the Chief Financial Officer of Skyline a written report showing the number of shares I have sold during each week, to be delivered no later than Friday of the following week.

10.              Skyline Waiver and Release. Except for a breach of this Agreement, Skyline releases all claims it has against me, whether known or unknown, suspected or unsuspected, through the date I sign this Agreement. Skyline does not waive any rights that arise after the date on which I sign this Agreement.

11.              Disclosures. Skyline agrees that any public announcement of the reasons for my separation from Skyline, including any Form 8-K report filed with the SEC, will confirm that I resigned from my positions with Skyline; provided that Skyline is required to file this Agreement as an exhibit to one or more of its reports to the SEC.

12.              Computer and iPad. As additional consideration for my signing and not rescinding this Agreement, Skyline will allow me to retain the laptop computer and iPad Skyline purchased and allowed me to use during the course and scope of my employment. With regard to the laptop and iPad, I agree to comply in all applicable respects to Paragraph 2 under “Additional Agreements and Understandings” regarding Return of Property.

My Claims.

The claims I am releasing below (all and each are “My Claims”) include all of the following rights to any relief of any kind that I have from the Company, to the maximum extent permitted by applicable law, up to the moment that I signed this Agreement:

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1.                  All claims I have now, whether or not I currently know about or suspect the claims;

2.                  All claims for attorney’s fees, costs and disbursements;

3.                All rights and claims under the Age Discrimination in Employment Act (“ADEA”), Older Workers Benefit Protection Act (“OWBPA”), Minnesota Human Rights Act (“MHRA”), Minneapolis Civil Rights Ordinance (“MCRO”), St. Paul Human Rights Ordinance (“SPHRO”), Americans with Disabilities Act (“ADA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), Family and Medical Leave Act (“FMLA”), Employment Standards Act of Ontario, Human Rights Code of Ontario, Occupational Health and Safety Act of Ontario, Access for Ontarians with Disabilities Act, and any other federal, state, provincial or local law or regulation regarding discrimination and retaliation;

4.                  All claims arising from my employment and my separation from employment with Skyline including, without limitation, breach of contract, wrongful termination, wrongful dismissal, common law damages for reasonable notice or pay in lieu, illegal termination, termination in violation of public policy, breach of an implied contract, breach of the Employment Agreement, breach of covenant of good faith and fair dealing, defamation, aggravated/punitive or exemplary damages, promissory estoppel, fraud, retaliation, and infliction of emotional distress or any tort damage;

5.                  All claims for any other unlawful employment practices arising out of or relating to my employment or separation from employment;

6.                  All claims under the Employment Retirement Income Security Act of 1974, as amended or any group or individual employment benefit plan or retirement savings plan; and

7.                  All claims for any other form of pay, vacation pay, public holidays, compensation or remuneration that is not expressly provided in this Agreement including commissions or bonus payments.

My Obligations. In exchange for “Skyline’s Obligations” (described above), I agree to provide Skyline with the following benefits (“My Obligations”).

1.                  Resignation. I hereby confirm my resignation as President, Chief Executive Officer and Interim Chairman of Skyline and as an employee of Skyline as of the Separation Date. I hereby resign as a director of Skyline as of the date on which Skyline receives this Agreement signed and dated by me. I agree to sign and return any confirmatory documents as reasonably requested by the Company.

2.                  Waiver and Release. I hereby fully and finally release and waive to the maximum extent permitted by applicable law all of “My Claims” against the Company up to the moment that I signed this Agreement. The money and benefits that I am receiving as Skyline’s Obligations are full and fair payment for the release and waiver of My Claims, and they have a value that is greater than anything else to which I was entitled if I did not enter into this

Agreement. Except as provided in this Agreement, I agree that the Company does not owe me any other compensation or benefits of any type whatsoever for my services rendered during employment with Skyline, or for any other reason, including commissions, vacation pay, public holidays, bonuses, equity, and any other incentive compensation. Specifically excluded from my waiver and release of claims are claims or disputes that: (1) by law cannot be released in a private agreement (such as unemployment benefits, workers’ compensation or workplace safety and insurance claims); (2) arise after the effective date of this Agreement; or (3) relate to the obligations of the parties under this Agreement.

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I also understand that, without being penalized or having an obligation to the Company, this Agreement does not prohibit me from filing an administrative charge of discrimination or complaint with, or cooperating or participating in an investigation or legal proceeding conducted or initiated by, the Equal Employment Opportunity Commission, the Ontario Human Rights Tribunal or other federal, state, provincial or local regulatory or law enforcement agency. If I have filed or file a charge or complaint, I agree that the money and benefits that I receive in this Agreement as Skyline’s Obligations completely satisfy any and all claims for monetary relief in connection with such charge or complaint, and I am not entitled to any other monetary relief of any kind with respect to the claims that I have released in this Agreement unless my waiver and release of claims were deemed unlawful or otherwise invalid.

3.                  Transition and Cooperation. I agree to be reasonably available to and reasonably cooperate with Skyline and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter, occurring during my employment, in which I was involved or of which I have knowledge. I understand and agree that such cooperation includes, but is not limited to, making myself available to Skyline and/or its counsel upon reasonable notice for: interviews and factual investigations; appearing to give testimony without requiring service of a subpoena or other legal process; volunteering to Skyline or its counsel pertinent information; and turning over all relevant documents which are or may come into my possession. Skyline agrees to reimburse me for my out-of-pocket expenses in connection with such cooperation, provided that such expenses receive prior approval from Skyline and are reasonable in amount and nature as reasonably determined by Skyline.

4.                  Leased Vehicle. I have promptly and timely returned my Skyline leased vehicle, 2013 Land Rover Lr4 VIN SALAG2D47DA671862 (“Leased Vehicle”) consistent with the instructions I received from Land Rover USA in excellent working condition to the appropriate Land Rover USA retailer so that there were no charges or fees related to the return of the Leased Vehicle. If there are any charges or fees incurred related to the late return of the Leased Vehicle or the use or condition of the Leased Vehicle (including related to mileage, wear and tear, toll road charges or penalties and the like), I agree that I am solely responsible for paying all fees and charges assessed related to the Leased Vehicle.

5.                  Confidential Information and Noncompetition. I agree that my post-employment obligations to Skyline, including but not limited to, Section 7 of the Employment Agreement, “Confidential Information and Noncompetition,” will remain in full force and effect and will be enforceable against me as provided therein and will be considered incorporated by reference in this Agreement.

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Additional Agreements and Understandings.

1.                  Non-Admission. The Company does not admit that it is responsible or legally obligated to me, and in fact, the Company denies that it is responsible or legally obligated to me even though it has provided me with Skyline’s Obligations in exchange for My Obligations, including the waiver and release of My Claims.

2.                  Return of Property. I hereby represent that I have returned to Skyline any and all of its records and property, and all copies or duplicates of them, which were in my possession or under my control, including, without limitation, the following: letters; memoranda; notes; books; notebooks; passwords; reports; printouts; computer disks, flash drives or other digital storage media; source codes; data; tables or calculations; documents of any type that in whole or part contain any of Skyline’s trade secrets or confidential information; strategic plans; marketing plans; employee files and information; business development plans; manuals; operational plans; financial information; customer lists and information; partner lists and information; pricing information; profitability information; information on margins; software in any and all formats; designs; drawings; specifications; any and all other know-how, techniques, documentation, diagrams, flow charts or similar information pertaining to its technologies, hardware, software, services, or solutions; and any and all like-kind information, descriptions, and summaries directly or indirectly related to the foregoing, whether created by Skyline or me. I also hereby represent that I did not keep any copies or duplicates of the foregoing, nor have I downloaded any Company documents, files or other information from the hard-drive of any computer pertaining to the foregoing. Except for the Leased Vehicle described in “My Obligations” under Paragraph 4, I have returned to Skyline all equipment, credit cards, security cards and keys, badges, and files and any other property belonging to Skyline, including all copies of same, that were in my possession or control. So there is no misunderstanding, within seven (7) calendar days of the Separation Date, I also agree that I will forward to Bob Myers at bmyers@skylinemedical.com copies of all electronic files belonging to Skyline on my home computers and other personal devices, and I will then delete all copies of such files and confirm to Mr. Myers by email that I have done so; or, alternatively, I will warrant and represent to Skyline in an email to Mr. Myers that I did not have any such electronic files.

3.                  Previously Outstanding Stock Options and Restricted Stock. I agree that all of my previously outstanding stock options to purchase Skyline common stock are canceled, and I will not be able to exercise them or assert any other rights under them. I also agree that my restricted stock award grant under the Restricted Stock Award Agreement dated March 14, 2013, covering 66,667 shares of common stock (adjusted for a 1-for-75 reverse stock split on October 24, 2014) is canceled as of the Separation Date, and such shares are forfeited and I will not be able to assert any other rights under them.

4.                  Other Benefits. I agree that, other than as specifically provided in this Agreement, I will have no further rights to any other compensation or benefits from the Company.

5.                  Disparagement. I will not make or cause to be made any defamatory statements or communications regarding the Company. Skyline will take reasonable steps to ensure its current Board of Directors and Senior Management will not defame me. The current Board of

Directors and Senior Management for purposes of this Paragraph means Tom McGoldrick, Andy Reding, Carl Schwartz, Bob Myers, and David Johnson. I understand that this provision does not restrict or prohibit me from making statements to or in any other manner communicating with the Equal Employment Opportunity Commission, Ontario Human Rights Tribunal, National Labor Relations Board, or any other federal, state, provincial, or local regulatory or law enforcement agency.

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6.                  Public Disclosures. Skyline agrees that it will file a Form 8-K report within four business days after this Agreement has been executed by me and Skyline, including the exact language contained in Exhibit A-1 describing Mr. Kornberg’s resignation from Skyline. If Skyline elects to issue a press release that describes Mr. Kornberg’s resignation, it will include the exact language contained in Exhibit A-2 describing Mr. Kornberg’s resignation from Skyline.

7.                  Remuneration. I acknowledge and agree the Company has paid me all remuneration due and owing to me through the Separation Date including but not limited to salary, commission, vacation pay, public holidays, and bonuses. I acknowledge and agree that I am not entitled to a 2015 or 2016 bonus payment because I will not be employed with Skyline on the date the bonuses are paid; therefore, I have not earned any bonuses for 2015 or 2016.

8.                  Choice of Law/Venue. The substantive laws of Minnesota and the exclusive jurisdiction of the courts of Minnesota will be applicable hereto on the terms and conditions of this Agreement. The validity, enforceability, construction, and interpretation of this Agreement shall be governed by the laws of the State of Minnesota, without regard to any conflict-of-law or choice-of-law rules. I irrevocably waive the right, if any, to have the laws other than the State of Minnesota apply to this Agreement. The Dakota County District Court or the United States District Court for the District of Minnesota will have exclusive jurisdiction and venue over any disputes between me and Skyline for the purposes of any action arising out of or related to Skyline’s or my obligations hereunder, including specifically (but without limiting the generality of the foregoing), actions for temporary equitable relief and permanent equitable relief. Despite the fact that I am a Canadian citizen and reside in Ontario, I hereby (a) waive any objection that I might have now or hereafter to the foregoing jurisdiction and venue of any such litigation, action or proceeding, (b) irrevocably submit to the exclusive jurisdiction of any such court set forth above in any such litigation, action or proceeding, and (c) waive any claim or defense of inconvenient forum. Skyline and I hereby consent to service of process by registered mail, return receipt requested, at Skyline’s or my last known address (as modified by written notice of a party from time to time) and expressly waive the benefit of any contrary provision of law.

9.                  Covenant Not to Sue. Despite the fact that I am a Canadian citizen and reside in Ontario, I irrevocably covenant not to sue in any jurisdiction other than in the State of Minnesota in Dakota County for the purpose of any action directly or indirectly arising out of or related to the enforcement, interpretation, or administration of this Agreement.

10.              Taxes. I acknowledge that I have not relied on any tax advice provided by the Company and that, if necessary, I am responsible for properly reporting the payment and benefits received pursuant to this Agreement and paying any applicable taxes. I acknowledge and agree that I have been provided with the opportunity to consult legal and financial counsel with respect to the tax treatment of all payments and benefits I will receive pursuant to this Agreement and on account of my separation of employment. I have been advised by Skyline to consult with such counsel.

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11.              Section 409A. This Agreement is intended to comply with or be exempt from the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and is limited, construed and interpreted in accordance with such intent. To the extent that any payment or benefit under this Agreement is subject to Section 409A, it is intended that it be paid in a manner that complies with Section 409A, including any guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding the foregoing, I will be solely liable and responsible for the payment of taxes (other than with respect to withholdings made by the Company) arising as a result of any payment provided to me under this Agreement and any payments and benefits provided to me due to the termination of my employment, including without limitation any statutory withholding and remittances for employment insurance or government pension or social security programs, excise tax or other unexpected or adverse tax consequences. In addition, I acknowledge and agree that I have been provided the opportunity to consult legal and financial counsel with respect to the tax treatment of all payments and benefits I will receive pursuant to this Agreement and on account of the termination of my employment, I have been advised by the Company to consult such counsel, and I have consulted counsel with respect to this Agreement and the payments made hereunder. I covenant and agree to save harmless and indemnify the Company from and against all claims, charges, taxes, penalties or demands which may be made by the Minister of National Revenue and the Internal Revenue Service or other taxing authority requiring the Company or me to pay income tax, charges, taxes or penalties with respect to the income tax payable by me in excess of income tax previously withheld and paid; and in respect of any and all claims, charges, taxes or penalties and demands which may be made on behalf of or related to any taxing authority including but not limited to the Internal Revenue Service, the Employment Insurance Commission, and the Canada Pension Commission under the applicable statutes and regulations with respect to any amounts that may in the future be found to be payable by the Company in respect of payments made pursuant to this Agreement.

12.              Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof will be deemed to be an original instrument, and all such counterparts together will constitute but one agreement.

13.              Breach. In the event of a breach of this Agreement including Section 7 of the Employment Agreement as incorporated by reference herein, the parties reserve all remedies they may have in law or equity, including without limitation injunctive relief in accordance with applicable law for breaches of this Agreement.

14.              Paragraph Headings; Gender; Number. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and will not affect its interpretation. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

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My Legal Rights.

1.                  This is a legal document. I understand that I have been advised in writing to consult with an attorney prior to executing this Agreement and Skyline recommends that I do so. I also understand that I may freely choose to speak with an attorney and Skyline advises me in writing to consult with an attorney prior to signing this Agreement.

2.                  I have 21 days to consider this Agreement from the date I receive it including my waiver and release of rights and claims of age discrimination under the ADEA and OWBPA and the Human Rights Code of Ontario. If I sign this Agreement, I will then be entitled to revoke this Agreement within seven (7) days after the date on which I signed this Agreement. My waiver of claims in this Agreement does not include any claims that may arise after the date that I sign this Agreement.

3.                  I also have the right to rescind my waiver of discrimination and retaliation claims under the MHRA and SPHRO (if applicable) within fifteen (15) calendar days after the date on which I sign this Agreement. The 15-day and 7-day rescission periods run at the same time, and the Agreement shall not become effective or enforceable until the revocation periods have expired. To rescind my waiver(s), I must put the rescission in writing and deliver it to Skyline Medical Inc., c/o Bob Myers, 2915 Commers Drive, Suite 900, Eagan, MN 55121; and sent by certified mail, return receipt requested.

I understand that if I exercise my right to rescind as provided above, this entire Agreement will be null and void. My employment will still end on the Separation Date, and I will not receive any of Skyline’s Obligations.

Agreement Freely Entered Into.

I represent that I have voluntarily, and free from duress or undue coercion, made My Obligations in this Agreement.

Entire Agreement.

This Agreement is the final and complete agreement between the Company and me, and no promises or understandings are in place outside of this Agreement, except for my continuing obligations under the Employment Agreement as described in Paragraph 5 under “My Obligations.” Any modification of, or addition to, this Agreement must be in writing, and signed by Skyline and me.

Successors and Assigns.

This Agreement will be binding upon and inure to the benefit of the successors and assigns of Skyline, the Company, and me. I understand that I may not assign this Agreement except that all payments owed to me under this Agreement shall be made to my heirs in the event of my death before all such payments have been made.

[Signature Page Follows]

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[Signature Page to Separation Agreement and Release]

Knowing and Voluntary Agreement.

I have read this Agreement carefully and understand all of its terms. I have had the opportunity to discuss this Agreement with my own attorney prior to signing it, and to make certain that I understand the meaning of the terms and conditions contained in this Agreement and fully understand the content and effect of this Agreement. In agreeing to sign this Agreement, I have not relied on any statements or explanations made by Skyline, the Company, or all and each of their respective agents or attorneys except as set forth in this Agreement. I agree to abide by this Agreement.

ACKNOWLEDGEMENT:

I have read this Agreement, understand its contents and have signed it voluntarily and without any coercion on the part of the Company. I have been advised in writing to consult with an attorney prior to executing the Agreement. If I signed this Agreement prior to the expiration of the 21-day period referenced above, my signature constitutes my voluntary waiver of any remaining portion of the 21-day period. I further agree that any changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day consideration period.

I acknowledge and agree that this Agreement constitutes a knowing and voluntary waiver of any rights I may have under any local, state, provincial, or federal law, statute, rule or regulation governing employment, employment termination and/or discrimination as of the date I sign this Agreement, including without limitation the Age Discrimination in Employment Act or the Minnesota Human Rights Act or the Employment Standards Act of Ontario or Human Rights Code of Ontario.

Date June 13 , 2016	/s/ Josh Kornberg
Josh Kornberg

Date June 13 , 2016	Skyline Medical Inc.

	By:	/s/ Bob Myers
	Its:	CFO

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